Exhibit 10.1

PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, THIS EXHIBIT OMITS CERTAIN INFORMATION, IDENTIFIED BY [***], THAT IS NOT MATERIAL AND THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT, dated as of July 26, 2024 (this “Agreement”), is by and among Veradigm Inc. (the “Company”), Charles Myers (“Myers”) and Jessica Myers (together with Myers, the “Myers Parties”). Each of the Company, on the one hand, and Myers or the Myers Parties, on the other hand, is referred to herein as a “party,” and all of the Company and the Myers Parties are referred to herein as the “parties.”

WHEREAS, as of the date hereof, the Myers Parties beneficially own (as hereinafter defined) 4,067,200 shares of Company common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company’s board of directors (the “Board”) has decided to appoint Myers as a Board Observer (as hereinafter defined).

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, the parties agree as follows:

1. Board Observer Matters.

(a) Commencing immediately after the date hereof, Myers shall be invited to attend all meetings of the Board held prior to the Termination Date (as hereinafter defined) (each such Board meeting, a “Board Meeting”) as a non-voting Board observer of the Company (a “Board Observer”). It is understood and agreed that Myers shall attend such Board Meetings in his capacity as a Board Observer and shall not have voting rights, or be counted towards a quorum. However, for greater certainty, subject to the provisions of this Agreement, the Board Observer shall be entitled to express his perspectives and participate in any and all discussions at such meetings. The Company shall provide the Board Observer with (i) copies of all documents distributed to the Board in advance of or during Board Meetings (including notice of all Board Meetings, all written consents executed by the Board, any materials that are provided to the Board as background materials and all minutes related to each Board Meeting (but excluding all minutes related to any Board meeting that took place prior to the date hereof and any consents related thereto)) (collectively, “Materials”), in each case, promptly following such time as such Materials are delivered to Board members and (ii) additional information, to the extent reasonably requested by Myers (with any such request being in writing (including via email) and directed to the Executive Chairman, the Chief Executive Officer or Interim Chief Executive Officer, President, Chief Financial Officer or Interim Chief Financial Officer or General Counsel of the Company) and to the extent such additional information has been or will be provided to any bidder or potential bidder in connection with the Company’s publicly announced exploration of strategic alternatives. For the avoidance of doubt, if any materials delivered to Board members in connection with any Board meeting that took place prior to the date on which Myers commences service as a Board Observer are material to the discussion of the Board or a committee thereof during a meeting of the Board or any committee thereof at which Myers is present, the Company shall also provide

Myers with access to such materials. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide Myers with any Materials (or other information or materials), and shall be entitled to exclude Myers from any meeting or portion thereof, if access to such Materials (or other information or materials) or attendance at such meeting or portion thereof would reasonably be expected to (w) adversely affect the attorney-client privilege between the Company and its counsel, (x) result in disclosure of trade secrets, (y) create or relate to a conflict of interest involving either of the Myers Parties or (z) violate applicable law or stock exchange regulation. The Board Observer’s use of electronic communication to attend Board Meetings shall be permitted to the same extent directors are so permitted. The Board Observer shall be invited to and permitted to attend meetings of the committees of the Board (each, a “Committee,” and collectively, the “Committees”) held prior to the Termination Date to the same extent as if the Board Observer were a member of such Committees, and each of the foregoing provisions in this Section 1(a), and all rights and obligations, terms and conditions that apply to Myers in his capacity as a Board Observer, shall apply to Myers in his capacity as an observer of Committees, mutatis mutandis (including with respect to the provision of Committee Materials to Myers).

(b) The parties hereto acknowledge and agree that Myers shall be entitled to receive expense reimbursement from the Company in connection with his service as a Board Observer to the same extent applicable to all Independent (as hereinafter defined) directors of the Company.

(c) The parties hereto acknowledge and agree that Myers has provided all information reasonably and customarily requested by the Board of its members (including the completion of the Company’s standard directors’ and officers’ questionnaire completed or to be completed by members of the Board in connection with any filing of a Form 10-K or proxy statement by the Company with the U.S. Securities and Exchange Commission (the “SEC”)) and such other information as has been requested by the Company prior to the date hereof, including certain information required by the Company’s By-laws (as amended) had Myers been appointed as a director or nominated by a stockholder for election to the Board.

(d) Prior to the Termination Date, (i) Myers shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members generally (which, as of the date hereof, consist of the Company’s code of conduct, securities trading policies (including the Company’s insider trading policy), anti-hedging policies, Regulation FD-related policies, director confidentiality policies, improper payments and bribery policies and corporate governance guidelines), and (ii) the Myers Parties shall not trade in Company securities except during periods when directors are generally permitted to trade under applicable law, regulation, Company policy and any other legal obligation (provided, that the Company shall notify Myers in writing (including via email) at the same time at which the Board members are notified, or promptly thereafter, as to the (x) opening of any trading window during which time all Board members are permitted to trade in Company securities and (y) institution of any blackout period during which time all Board members are prohibited from trading in Company securities). The Company’s obligation to notify Myers as to the opening of any trading window in accordance with the preceding sentence shall survive the Termination Date and shall cease immediately following the Company’s notification to Myers that the trading window has opened after Myers no longer serves as the Board Observer.

(e) The Board shall consider Myers as a candidate for the Board if, prior to the Termination Date, the Board determines, in its sole discretion, to appoint any additional directors.

(f) For the avoidance of doubt, while serving as a Board Observer, Myers shall not have or be deemed to have, or otherwise be subject to, any fiduciary duties to the Company or its stockholders.

2. Confidentiality and Other Matters.

(a) On the date of this Agreement, Myers and the Company shall execute the confidentiality agreement in the form attached hereto as Exhibit A (the “Confidentiality Agreement”).

(b) Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, the Myers Parties shall not, directly or indirectly:

(i) form, join or in any other way participate in any “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors of the Company, or securities convertible into, or exercisable or exchangeable for, Common Stock or such other securities (collectively, “Voting Securities”), or otherwise support, encourage or participate in any effort by a third party (as hereinafter defined) with respect to the matters set forth in clause (ii) or (iii) below, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement, other than (A) customary brokerage accounts, margin accounts, prime brokerage accounts and the like or (B) granting any revocable proxy, consent or other authority to vote in any solicitation (as hereinafter defined) of stockholders;

(ii) solicit proxies (as hereinafter defined) of stockholders with respect to, or from the holders of, Voting Securities or make, or in any way participate in (other than by voting his shares of Voting Securities), any solicitation of any proxy or other authority to vote any Voting Securities with respect to any matter, otherwise conduct any nonbinding referendum with respect to the Company or become a participant in, support or encourage or seek to advise, assist or influence any person (as hereinafter defined) in, any solicitation with respect to the Company not approved and recommended by the Board;

(iii) (A) seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders or holders of other Voting Securities of the Company, (B) seek election to the Board (other than as contemplated by Section 1(e)), seek to place a representative on the Board or seek the removal of any director from the Board or (C) otherwise acting alone or in concert with others seek to control or influence the management, strategies, governance or policies of the Company other than as contemplated by Section 1(a);

(iv) make any “books and records” demands against the Company or make application or demand to a court or other person for an inspection, investigation or examination of the Company or its subsidiaries or affiliates (as hereinafter defined) (whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise);

(v) except as expressly permitted by Section 3, make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure through social media or to any journalist, member of the media or securities analyst) or any private statement to any third party: (A) regarding any action described in clause (i), (ii), (iii) or (iv) above; provided, however, that Myers shall not be prohibited from nominating himself or, beginning two business days after the Notice Date (as hereinafter defined), making public or private statements or otherwise soliciting proxies in support of his election as a director if the Company (1) holds an annual meeting prior to the Termination Date or (2) schedules an annual meeting to be held on or after the Termination Date and the deadline for the submission of nomination notices in connection with such annual meeting occurs on or prior to the Termination Date; (B) with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, reorganization, recapitalization or similar transaction of or involving the Company or any of its affiliates (any such transaction, an “Extraordinary Transaction”); provided, however, that the Myers Parties shall not be prohibited from making public or private statements with respect to any Extraordinary Transaction publicly announced by the Company (1) in accordance with the Board’s recommendation or (2) with respect to how the Myers Parties intend to vote their shares of Common Stock with respect to such Extraordinary Transaction; (C) publicly or privately proposing to any third party any Extraordinary Transaction; or (D) with respect to any intent, purpose, plan or proposal with respect to the Company or any of the Company’s securities, including any intent, purpose, plan or proposal that is conditioned on or would require any waiver, amendment, nullification or invalidation of any provision of this Agreement or take any action that requires the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(vi) request that the Company or any of its Representatives (as hereinafter defined) release either of the Myers Parties from, amend or waive any provision of this Agreement or the Confidentiality Agreement; provided, however, that the Myers Parties may make confidential requests to the Board to amend, modify or waive any provision of this Agreement or the Confidentiality Agreement so long as any such request is not publicly disclosed by the Myers Parties and would not reasonably be expected to require the public disclosure thereof by the Company or either of the Myers Parties; or

(vii) enter into any discussions, negotiations, agreements or undertakings with any third party with respect to the foregoing or knowingly advise, assist, encourage or seek to persuade any third party to take any action with respect to any of the foregoing;

provided, however, that for the avoidance of doubt, the restrictions in this Section 2(b) shall not prevent or be deemed to restrict the Myers Parties from (a) communicating privately with the Board or any of the Company’s employees identified in Section 2(c) regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (b) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over the Myers Parties, provided that such requirement does not arise as a result of any voluntary act by either of the Myers Parties, or (c) tendering shares, receiving payment for shares, voting shares or otherwise participating in any transaction on the same basis as the other stockholders of the Company or from participating in any transaction that has been approved by the Board.

(c) Myers shall submit and direct all requests for information only to the Executive Chairman, the Chief Executive Officer or Interim Chief Executive Officer, President, Chief Financial Officer or Interim Chief Financial Officer or General Counsel of the Company and shall not, except with the prior written consent of the Company, contact any other employee of the Company or any of its affiliates in their capacities as such.

(d) Myers shall notify the Company within one (1) business day (as hereinafter defined) after such time as the Myers Parties cease to beneficially own at least 3,000,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization with respect to the Common Stock).

3. Mutual Non-Disparagement.

Until the Termination Date, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to, make any public statement or private statement to a third party, file or furnish any document to the SEC or speak to any analyst, investor, member of the press or other person in a manner that criticizes or disparages the other party, its subsidiaries, its business or its current or former directors, officers or employes (in each case, in their capacity as such). A statement or announcement shall only be deemed to be made by the Company if made by a member of the Board or senior management team or other designated representative of the Company. The restrictions in this Section 3 shall not (a) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case to the extent required; (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (iii) any private communications between the parties or their Representatives or (b) prohibit either party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

4. No Litigation.

Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or its directors, officers or employees (in each case, in their capacity as such) based on information known or unknown as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement or the Confidentiality Agreement, (b) counterclaims with respect to any proceeding initiated by or on behalf of one party or its affiliates against the other party or its affiliates, (c) any Legal Proceeding with respect to the exercise of statutory appraisal rights by the Myers Parties in connection with any Extraordinary Transaction or (d) any Legal Proceeding with respect to claims of fraud in connection with, arising out of or related to this Agreement or the Confidentiality Agreement; provided, however, that the foregoing shall not prevent any party from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party; provided, further, that in the event any party receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any Legal Proceeding against the other party.

5. Public Announcement and SEC Filing.

The Company shall file a Form 8-K regarding the entry into this Agreement as soon as practicable on or after the date of this Agreement, and Myers shall have the opportunity to review a draft of such Form 8-K disclosure in advance of such filing (and the Company shall in good faith consider Myers’s reasonable comments thereon). The Company shall have the opportunity to review any SEC filing by either of the Myers Parties prior to the Termination Date disclosing this Agreement in advance of such filing (and the Myers Parties shall in good faith consider the Company’s reasonable comments thereon). Prior to the Termination Date, no party shall make any public statement, disclosure or announcement inconsistent with the terms of this Agreement or the actions contemplated hereby. For purposes of the foregoing, a public statement, disclosure or announcement shall only be deemed to be made by the Company if made by a member of the Board or senior management team or other designated representative of the Company or is otherwise authorized by one of the foregoing.

6. Representations and Warranties.

(a) The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder have been duly authorized, executed and delivered by it, and are valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally. The Company hereby represents and warrants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement. The Company further represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

(b) Each Myers Party hereby represents and warrants that (i) this Agreement and the performance of his or her obligations hereunder are valid and binding obligations of such Myers Party, enforceable against such Myers Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally; (ii) such Myers Party is competent and has the legal capacity to execute and deliver this Agreement; (iii) as of the date hereof, the Myers Parties are the beneficial owners of an aggregate of 4,067,200 shares of Common Stock; (iv) other than the shares of Common Stock described in the foregoing clause (iii) or as otherwise disclosed to the Company in writing prior to the date hereof, neither of the Myers Parties nor, to the knowledge of the Myers Parties, any of their affiliates or associates (as hereinafter defined) directly or indirectly beneficially owns, has any voting rights in or has any economic exposure to (including by swaps or other derivative arrangements) any shares of Common Stock; (v) except as disclosed to the Company in writing prior to the date hereof, such Myers Party has no knowledge of any other stockholder of the Company or any other person that intends to (A) submit a notice to the Company to nominate directors or make any other stockholder proposal or (B) make any acquisition proposal or proposal in respect of any Extraordinary Transaction; and (vi) such Myers Party has informed the Company of all agreements, arrangements and understandings entered into on or prior to the date hereof between or among either of the Myers Parties, on the one hand, and any other investor, on the other hand, which relate to the Company.

7. Termination.

(a) Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the earliest of (i) the date on which a change of control of the Company is consummated, (ii) the later of (A) the date that is six months after the date hereof and (B) the date on which the Company becomes current in its financial reporting under applicable SEC rules and regulations and (iii) the date that is 12 months after the date hereof (such earliest date, the “Termination Date”). Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of Myers or the Myers Parties (A) pursuant to Section 1(d), Section 2(b), Section 2(c), Section 3 and Section 5 shall terminate in the event that the Company materially breaches its obligations to Myers or the Myers Parties pursuant to Section 1(a), Section 1(b), Section 1(e), Section 3, Section 5 or Section 8 or the representations and warranties in Section 6(a) and such breach (if capable of being cured) has not been cured within three (3) business days following written notice of such breach from Myers and (B) pursuant to Section 4 shall terminate immediately in the event that the Company materially breaches its obligations to the Myers Parties under Section 4; and

(ii) the obligations of the Company to Myers or the Myers Parties (A) pursuant to Section 1(a), Section 1(b) and Section 1(e) shall terminate (1) on the second business day following such time that the Myers Parties cease to beneficially own at least 3,000,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization with respect to the Common Stock) and (2) on the Notice Date if the Company (x) holds an annual meeting prior to the Termination Date or (y) schedules an annual meeting to be held on or after the Termination Date and the deadline for the submission of nomination notices in connection with such annual meeting occurs on or prior to the Termination Date; (B) pursuant to Section 1(a), Section 1(b), Section 1(e) and Section 3 shall terminate in the event that either of the Myers Parties materially breaches his or her obligations under Section 1(d), Section 2, Section 3 or Section 5, the representations and warranties in Section 6(b) or the Confidentiality Agreement, and such breach (if capable of being cured) has not been cured within three (3) business days following written notice of such breach from the Company; and (C) pursuant to Section 4 shall terminate immediately in the event that either of the Myers Parties materially breaches his or her obligations under Section 4. The “Notice Date” shall mean, with respect to any annual meeting, the earliest of (x) the date on which Myers submits a nomination notice with respect to his election to the Board at such annual meeting, (y) the date on which Myers notifies the Board or the Secretary of the Company of his intention to submit such a nomination notice and (z) the second business day after the Secretary of the Company sends Myers a written request to confirm that he does not intend to submit such a nomination notice but only if Myers fails to deliver such confirmation in writing to the Secretary of the Company by 5:00 p.m. New York City Time on such second business day after receiving such written request.

(b) If this Agreement is terminated in accordance with this Section 7, this Agreement (but not the Confidentiality Agreement) shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, the last sentence of Section 1(d), Section 8 and Section 9 shall survive the termination of this Agreement.

8. Expenses.

The Company shall reimburse Myers for his reasonable, documented out-of-pocket fees and expenses incurred prior to the date hereof in connection with the negotiation and execution of this Agreement and the completion of the other documents and deliverables contemplated hereby in an amount not to exceed $50,000.

9. Miscellaneous.

(a) Remedies; Submission to Jurisdiction; Jury Waiver.

Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that the parties hereto shall be entitled to equitable relief hereunder, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate. Each party hereto irrevocably agrees to waive any bonding requirement under any applicable law, in the case the other party seeks to enforce the terms hereof by way of equitable relief and consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the federal courts of the United States, the federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 9(c). Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

(b) Entire Agreement; Amendment.

This Agreement and the Confidentiality Agreement contain the entire understanding of the parties hereto with respect to the subject matter hereof or thereof. Any previous agreements between the parties hereto relating to the specific subject matter hereof are superseded by this Agreement and the Confidentiality Agreement. Neither this Agreement nor any provision hereof (including this Section 9(b)) may be amended, changed or waived except by a written instrument signed by the party against whom enforcement of any such amendment, change or waiver is sought, which shall be effective only to the extent specifically set forth in such written instrument.

(c) Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing (including electronic format) and shall be deemed validly given, made or served, if (i) given by email, when such email is transmitted to the email address set forth below and the appropriate confirmation is received or (ii) if given by any other means, when actually received during normal business hours at the address set forth below:

If to either of the Myers Parties, to:

[***]

[***]

Attention: Charles Myers

Email: [***]

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Ryan Nebel

Email: rnebel@olshanlaw.com

If to the Company, to:

Veradigm Inc.

222 Merchandise Mart

Chicago, Illinois 60654

Attention: Corporate Secretary

Email: eric.jacobson@veradigm.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Beth E. Berg

Telephone: (312) 853-7443

Email: bberg@sidley.com

(d) Severability.

If at any time any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

(e) No Third-Party Beneficiaries.

This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

(f) Certain Definitions.

As used in this Agreement: (i) the terms “affiliate” and “associate” have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become affiliates or associates of any applicable person referred to in this Agreement; provided, however, that the term “associate” shall refer only to associates controlled by the Company or the Myers Parties, as applicable, and the term “affiliate” shall not include any publicly-traded portfolio company of the Myers Parties; provided, further, that, for purposes of this Agreement, neither of the Myers Parties shall be an affiliate or associate of the Company, and the Company shall not be an affiliate or associate of either of the Myers Parties; (ii) the terms “beneficial ownership” and “group” have the meanings ascribed to such terms under Rule 13d-3 under the Exchange Act; (iii) the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable law; (iv) “Independent” means, with respect to any person, that such person qualifies as an independent director of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors; (v) the term “person” shall be broadly interpreted to include the media and any individual, group, corporation, partnership, trust, limited liability company or other entity; (vi) the terms “proxy” and “solicitation” have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (vii) the term “Representatives” means, with respect to a person, (A) such person’s affiliates and associates and (B) its and their respective (x) consultants, legal or other advisors, agents and other representatives, in each case acting in a capacity on behalf of, in concert with or at the direction of such person or its affiliates or associates and (y) directors, officers, employees, partners, members and managers; and (viii) the term “third party” refers to any person that is not a party or a Representative of either party.

(g) Interpretation and Construction.

Each of the parties acknowledges that it has been represented by internal or external counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of all of the parties and may not be construed against either party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events relating to drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.” The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; the word “or” is not exclusive; and whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(h) No Assignments.

This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party; provided, however, that the Company may assign any of its rights and delegate any of its obligations hereunder to any person that acquires all or substantially all of the Company’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(i) Delays or Omissions.

It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(j) Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

* * * * *

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

VERADIGM INC.

By:	/s/ P. Gregory Garrison
Name:	P. Gregory Garrison
Title:	Executive Chairman

CHARLES MYERS

/s/ Charles Myers

JESSICA MYERS

/s/ Jessica Myers

Stockholder Agreement

EXHIBIT A

FORM OF CONFIDENTIALITY AGREEMENT

Mr. Charles Myers (“you”)

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Dear Mr. Myers:

This confidentiality agreement (this “Confidentiality Agreement”), by and between the Company and you, shall become effective upon the execution and delivery by the parties of that certain Stockholder Agreement (the “Stockholder Agreement”), dated as of July 26, 2024, by and among the Company, you and Jessica Myers, to which this Confidentiality Agreement is attached as Exhibit A. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Stockholder Agreement. In connection with your service as a Board Observer, you may receive certain non-public information regarding the Company that constitutes Confidential Information (as hereinafter defined). You acknowledge and agree that the Confidential Information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in paragraph 2 hereof, you agree to treat any and all Confidential Information in accordance with the provisions of this Confidentiality Agreement and the Stockholder Agreement and to take or abstain from taking the other actions hereinafter set forth. For purposes of this Confidentiality Agreement, “Confidential Information” means any information (whether prepared by or on behalf of the Company, its affiliates, Representatives of the Company or its affiliates or otherwise, and whether oral, written, electronic or otherwise) that the Company or its Representatives furnishes to you on or after July 26, 2024, or is otherwise obtained by you through discussions with employees, Board members or other Representatives of the Company or its affiliates, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by the Company or its Representatives, you or others, which contain or reflect, or are generated from, in whole or in part, any such information. With respect to you, the term “Representatives” means your legal counsel engaged to represent you in any matters with respect to the Company and your spouse, Jessica Myers.

1. The term “Confidential Information” does not include information that (a) is already in your or your Representatives’ possession prior to being furnished or otherwise disclosed to you, provided that the source of such information is not known by you or any of your Representatives to be bound by a confidentiality obligation to the Company or any of its Representatives or otherwise prohibited from being disclosed to you by a legal, fiduciary or contractual obligation to the Company or its Representatives with respect to such information, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of the terms hereof, (c) is or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company, its affiliates or its Representatives, provided that such source is not known by you to be bound by a non-disclosure agreement with the Company or its Representatives or otherwise prohibited from being disclosed to you by a legal, fiduciary or contractual obligation to the Company or its Representatives with respect to such information or (d) is independently developed by you or your Representatives without reference to or use of the Confidential Information.

2. You shall, and you shall cause your Representatives to, (a) keep the Confidential Information strictly confidential and (b) not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of the Company; provided, however, that you may privately disclose any such information to your Representatives; it being understood and agreed that you shall be responsible for any violation of this Confidentiality Agreement by your Representatives as if they were parties hereto; provided, further, that, in each such case of permitted disclosure to such Representatives, such persons are informed by you of the confidential nature of the Confidential Information and agree to keep it confidential in accordance with this Confidentiality Agreement (or are under professional obligation to do so). You shall be responsible for any breach of this Confidentiality Agreement by you or your Representatives (it being understood that such responsibility will be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives). Notwithstanding the previous sentence, you shall not be responsible for any breach of the obligations by any Representative that has signed a joinder agreement to this Confidentiality Agreement for the benefit of the Company, or entered into a separate confidentiality agreement with the Company, which joinder agreement or separate confidentiality agreement is acceptable to the Company and pursuant to which such person will be responsible for confidentiality obligations for itself and such joinder agreement has been previously delivered to the Company. You agree to take, at your sole expense, all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. The Confidential Information shall remain the property of the Company, and disclosure to you or your Representatives shall not confer on you or your Representatives any rights with respect to such Confidential Information other than rights specifically set forth in this Confidentiality Agreement.

3. You may not use any Confidential Information other than for purposes of serving as a Board Observer and for evaluating your investment in the Company.

4. In the event that you or any of your Representatives are legally required or requested to disclose any Confidential Information (or to make any disclosure otherwise prohibited hereby) under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any law, legal process, governmental proceeding, regulation or requirement (collectively, “Law”), you and your Representatives will, (a) except to the extent prohibited by Law, as promptly as practicable notify the Company of the existence, terms and circumstances surrounding such requirement so that the Company may, in its sole discretion, seek an appropriate protective order at its sole expense and/or waive your compliance with the provisions of this Confidentiality Agreement (and, if the Company seeks such an order or other appropriate remedy, to provide such cooperation as the Company shall reasonably request at the Company’s expense) and (b) if, following the failure of the Company to obtain such protective order and to provide such a waiver, disclosure of such information is required on the advice of your outside legal counsel, exercise reasonable best efforts to obtain an order or other reliable assurance, at the Company’s expense, that confidential treatment will be accorded to such of the disclosed Confidential Information which the Company so designates, and you or your Representatives, as applicable, shall then be permitted to disclose only that portion of the Confidential Information that is legally required to be disclosed in the opinion of your outside legal counsel. You hereby acknowledge and agree that there shall be no legal requirement to disclose any Confidential Information solely (a) by virtue of the fact that, absent such disclosure, you or your Representatives would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to any securities of the Company or otherwise proposing or making an offer to do any of the foregoing or (b) as a result of any voluntary act by you or Jessica Myers.

5. You hereby acknowledge and agree that you are aware, and that you shall advise your Representatives who become aware of the matters that are the subject of this Confidentiality Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. For avoidance of doubt, the parties agree that your obligations under this Confidentiality Agreement shall not, in and of themselves, prohibit you from transacting in the Company’s securities.

6. Notwithstanding anything in this Confidentiality Agreement to the contrary, the Company acknowledges that your business includes the analysis of, and investment in, securities, instruments, businesses and assets, and Confidential Information may serve to give you a deeper overall knowledge and understanding in a way that cannot be separated from your other knowledge, and accordingly, and without in any way limiting your obligations under this Confidentiality Agreement or the Stockholder Agreement, the Company agrees that, subject to applicable law, this Confidentiality Agreement is not intended to restrict the use of such overall knowledge and understanding solely for internal investment analysis purposes, including the purchase, sale, consideration of and decisions related to other investments.

7. You acknowledge and agree that (a) none of the Company or any of its Representatives has made or makes any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, including any forecasts, projections, statements or other forward-looking information included therein, and (b) none of the Company or any of its Representatives shall have any liability to you or to any of your Representatives or any other person that may be based upon, relate to, result from or arise from (i) the use of Confidential Information by you or any of your Representatives or (ii) any errors therein or omissions therefrom. Without the prior consent of the Board, neither you nor anyone acting on your behalf shall directly or indirectly initiate contact or communication concerning Confidential Information with or seek information in connection therewith from any executive or employee of the Company other than the Executive Chairman, the Chief Executive Officer or Interim Chief Executive Officer, the President, the Chief Financial Officer or Interim Chief Financial Officer, the General Counsel or such other persons approved in writing (including electronic format) by any of the foregoing or the Board.

8. At any time after the date on which you cease to be a Board Observer, upon the request of the Company, you shall promptly, and in any event within ten (10) days after such request, at your election, either (a) deliver to the Company all written or electronic Confidential Information received from or on behalf of the Company or (b) destroy all such written or electronic Confidential Information, in each case, including all reproductions thereof, then in your possession or in the possession of any of your Representatives. In either event, you and your Representatives shall, and you shall direct your Representatives to, also destroy all written or electronic data developed or derived from the Confidential Information. Upon the request of the Company, all destruction pursuant to this paragraph shall be certified in writing to the Company by you. Notwithstanding the foregoing, the obligation to return or destroy Confidential Information shall not cover information that is (x) automatically maintained on routine computer system backup storage devices, (y) maintained pursuant to your or your Representatives’ bona fide internal document retention policies aimed at compliance or (z) required to be retained by Law, in each case, as long as such backed-up information is not used, disclosed or otherwise recovered from such backup devices; provided that such materials referenced in this sentence shall remain subject to the confidentiality obligations of this Confidentiality Agreement applicable to Confidential Information.

9. Each of the parties hereto represents and warrants that (a) this Confidentiality Agreement and the performance by such party of its obligations hereunder have been duly authorized, executed and delivered by such party, and are valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and (b) such party is, if not a natural person, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority, and, if a natural person, is competent and has the legal capacity, to execute and deliver this Confidentiality Agreement.

10. You acknowledge on behalf of yourself and your Representatives that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this Confidentiality Agreement. The parties (a) share a common legal and commercial interest in such Confidential Information, (b) are or may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, neither you nor your Representatives will claim or contend, in proceedings involving either party, that the Company waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Confidential Information pursuant to the Stockholder Agreement or this Confidentiality Agreement.

11. Except as otherwise expressly provided herein, this Confidentiality Agreement and your obligations hereunder shall terminate two (2) years from the date on which you cease to be a Board Observer. The termination of this Confidentiality Agreement will not, however, affect the liability of any party hereto for any prior breach of any provision hereof prior to such termination.

12. Except as otherwise expressly set forth in this Agreement, the provisions of Section 9 of the Stockholder Agreement shall apply mutatis mutandis to this Confidentiality Agreement.

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IN WITNESS WHEREOF, each of the parties has executed this Confidentiality Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

VERADIGM INC.

By:
Name:	P. Gregory Garrison
Title:	Executive Chairman

CHARLES MYERS

Confidentiality Agreement